As filed with the Securities and Exchange Commission on September 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WOLFSPEED, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1572719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Feurle

Chief Executive Officer

Wolfspeed, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brad Kohn Executive Vice President, Chief Legal & Global Affairs Officer Wolfspeed, Inc. 4600 Silicon Drive Durham, North Carolina 27703 (919) 407-5300	Tad J. Freese, Esq. Richard Kim, Esq. Latham & Watkins LLP 801 Jefferson Ave, Suite 300 Redwood City, California 94063 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS

Wolfspeed, Inc.

UP TO 58,148,889 SHARES OF COMMON STOCK

This prospectus relates to the potential offer and sale, from time to time, by the selling stockholders identified in this prospectus (the “selling stockholders”) of up to 58,148,889 shares of common stock, par value $0.00125 per share (the “Common Stock”), of Wolfspeed, Inc., a Delaware corporation (“we,” the “Company,” “us” and “our”), consisting of (i) 5,721,235 shares of Common Stock that certain selling stockholders may acquire upon conversion of certain of the Company’s 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “2L Non-Renesas Convertible Notes”) held by such selling stockholders, (ii) 16,852,372 shares of Common Stock held by a certain selling stockholder, (iii) 11,096,247 shares of Common Stock that a certain selling stockholder may acquire upon conversion of the Company’s 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “Renesas 2L Convertible Notes”) held by such selling stockholder, (iv) 4,943,555 shares of Common Stock that a certain selling stockholder may acquire upon the exercise of a warrant (the “Renesas Warrant”) held by such selling stockholder, (v) 3,250,030 shares of Common Stock held by certain selling stockholders, (vi) 2,000,000 shares of Common Stock that certain selling stockholders may acquire upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) held by such selling stockholders and (vii) 14,285,450 shares of Common Stock that certain selling stockholders may acquire upon the conversion of 3.5% Convertible 1.5 Lien Senior Secured Notes due 2031 (the “1.5L Convertible Notes”) held by such selling stockholders.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholders.

The selling stockholders may offer, sell or distribute all or a portion of the Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell, as applicable, any of the Common Stock. We provide more information in the section titled “Plan of Distribution.”

Our shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “WOLF.” On September 15, 2026, the closing sale price of our Common Stock was $24.02 share.

Investing in shares of our Common Stock involves a high degree of risk. You should carefully review the risks and uncertainties that are described in the “Risk Factors” section beginning on page 4 of this prospectus and under similar headings in any amendments or supplements to this prospectus or in the documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, the selling stockholders may, from time to time, sell up to 58,148,889 shares of common stock in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the selling stockholders, the selling stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the sections titled “Incorporation by Reference” and “Where You Can Find More Information.”

Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar sections in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Wolfspeed,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Wolfspeed, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of our common stock.

We have proprietary rights to trademarks, trade names, and service marks appearing in or incorporated by reference in this prospectus and any applicable prospectus supplement that are important to our business. Solely for convenience, the trademarks, trade names, and service marks may appear in this prospectus, any applicable prospectus supplement or the documents incorporated by reference in this prospectus without the ®, TM and SM symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names, and service marks. All trademarks, trade names, and service marks appearing in or incorporated by reference in this prospectus and any applicable prospectus supplement are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus. You should also carefully consider, among other things, the information presented under the sections titled “Risk Factors” and the information in the section titled “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and “Part II, Item 1A. Risk Factors” in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which is incorporated by reference in this prospectus, and “Statement Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

We are an innovator of wide bandgap semiconductors, focused on silicon carbide materials and devices for power applications. Our product families include silicon carbide materials and power devices. Our products are targeted for various applications in the Automotive domain, including electric vehicles and fast charging, as well as existing and emerging applications in the Industrial & Energy domain such as AI data centers, grid modernization and renewable energy and storage as well as aerospace and defense.

The majority of our products are manufactured at our production facilities located in North Carolina, New York and Arkansas. We also use contract manufacturers, some of which include captive lines, for certain products and aspects of product fabrication, assembly and packaging. We operate research and development facilities in North Carolina, Arkansas and New York.

Corporate Information

Wolfspeed, Inc. is a Delaware corporation originally established as a North Carolina corporation in 1987, and our headquarters are in Durham, North Carolina. On September 29, 2025, in connection with our emergence from voluntary petitions filed on June 30, 2025 by Wolfspeed and its wholly owned subsidiary, Wolfspeed Texas LLC, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division to implement a prepackaged Chapter 11 plan of reorganization (the “Plan”), we converted to a Delaware corporation. Our principal executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703. Our telephone number is (919) 407-5300. Our website address is www.wolfspeed.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investment in our Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our Common Stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in our Common Stock. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the information included in the section titled “Statement Regarding Forward-Looking Statements” or under similar headings included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and any applicable prospectus supplement and the information they incorporate by reference contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins, and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic, and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement, and any post-effective amendment to the registration statement of which this prospectus forms a part, together with the information incorporated herein or therein by reference as described under the sections titled “Incorporation by Reference” and “Where You Can Find More Information” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Any sales of shares of Common Stock by the selling stockholders pursuant to this prospectus will be solely for the selling stockholders’ accounts. We will not receive any proceeds from any such sales, however, we will receive the cash exercise price of the Renesas Warrant and the nominal cash exercise price of the Pre-Funded Warrants paid by the applicable selling stockholders upon the exercise thereof. We expect to use the net proceeds from the exercise of such warrants, if any, for general corporate purposes.

The selling stockholders will pay any underwriting fees, discounts and selling commissions incurred by such selling stockholders in connection with any sale of their shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which have been publicly filed with the SEC, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). See the sections titled “Incorporation by Reference” and “Where You Can Find More Information.”

General

The certificate of incorporation provides that the Company’s capital stock consists of 450,000,000 shares, all with a par value of $0.00125 per share, of which 350,000,000 shares are designated as common stock, and 100,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors.

In addition, the affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to take certain actions, including (a) removing any director on the Company’s board of directors, (b) adopting, amending or repealing the Company’s bylaws and (c) amending, altering, repealing or rescinding provisions of the certificate of incorporation relating to (i) the Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advance of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) certain amendments to the certificate of incorporation.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to have equal rights of participation in any dividends that the board of directors may declare out of funds legally available.

Liquidation

In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights, Preferences and Privileges

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking-fund provisions applicable to common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

Under the certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon, and, subject to the requisite vote of the stockholders entitled to vote thereon (without a separate vote of the holders of the preferred stock or common stock voting as a separate class), to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company that may otherwise benefit holders of common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation and Bylaws

Some provisions of Delaware law, the certificate of incorporation and bylaws could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in the Company’s best interests, including transactions which provide for payment of a premium over the market price for its shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of the increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of the board of directors, without action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by the board of directors could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Stockholder Meetings

The certificate of incorporation and the bylaws provide that a special meeting of stockholders may be called only by the Company’s board of directors, chairperson of the board of directors, chief executive officer or president.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

The certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Removal of Directors

The certificate of incorporation provides that any member of the board of directors may be removed from office by stockholders, with or without cause, and, in addition to any other vote required by law, upon the approval of the holders of at least 60% in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of preferred stock may be entitled to elect.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

In accordance with Section 203 of the DGCL, by operation of the Plan and the approval of the Company’s board of directors, the restrictions of Section 203 of the DGCL did not apply to stockholders that would have become “interested stockholders” solely by virtue of receiving shares of common stock pursuant to the Plan.

Choice of Forum

The certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine. The federal district courts are the exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act, suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock is deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in the certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to amend, alter, repeal or rescind provisions of the certificate of incorporation relating to (i) the

Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advancement of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) the foregoing requirement for the affirmative vote of at least 60% of the voting power of all of the then outstanding voting stock to amend, alter, repeal or rescind the foregoing provisions. All other amendments to the certificate of incorporation are subject to the vote required by applicable law, except that, unless otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the certificate of incorporation relating solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation or the DGCL.

The provisions of Delaware law, the certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification Matters

The certificate of incorporation provides that no director or officer will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for:

•	any breach of a director’s or an officer’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	any transaction from which a director or an officer derived an improper personal benefit; and

•	with respect to officers, any action by or in the right of the Company.

As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director or an officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The certificate of incorporation and the bylaws also provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.

Listing

The common stock is currently listed on the New York Stock Exchange under the symbol “WOLF.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

SELLING STOCKHOLDERS

This prospectus relates to the possible offer and resale, from time to time, by the selling stockholders of up to 58,148,889 shares of our Common Stock, including (i) 5,721,235 shares of Common Stock that certain selling stockholders may acquire upon conversion of certain of the 2L Non-Renesas Convertible Notes held by such selling stockholders, (ii) 16,852,372 shares of Common Stock (the “Renesas Shares”) held by Renesas Electronics America Inc. (“Renesas”), (iii) 11,096,247 shares of Common Stock that Renesas may acquire upon conversion of the Renesas 2L Convertible Notes held by Renesas, (iv) 4,943,555 shares of Common Stock that Renesas may acquire upon the exercise of the Renesas Warrant held by Renesas, (v) 3,250,030 shares of Common Stock held by certain selling stockholders, (vi) 2,000,000 shares of Common Stock that certain selling stockholders may acquire upon the exercise of the Pre-Funded Warrants held by such selling stockholders, and (vii) 14,285,450 shares of Common Stock that certain selling stockholders may acquire upon the conversion of the 1.5L Convertible Notes held by such selling stockholders, in each case, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock. The shares of our Common Stock registered hereunder are collectively referred to herein as the “Shares.”

We are registering for resale the shares of our Common Stock underlying certain of the 2L Non-Renesas Convertible Notes, the Renesas Shares, and the shares of our Common Stock underlying the Renesas 2L Convertible Notes and the Renesas Warrant pursuant to that certain Registration Rights Agreement, dated September 29, 2025 (the “September 2025 Registration Rights Agreement”), described below. We are registering for resale certain shares of our Common Stock held by certain selling stockholders and shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants held by certain selling stockholders pursuant to that certain Registration Rights Agreement, dated March 26, 2026 (the “March 2026 Registration Rights Agreement”), with Slate Path Master Fund LP and SPB Master Fund LP (collectively, “Slate Path Counterparties”), described below. We are registering for resale the shares issuable upon the conversion of certain 1.5L Convertible Notes at our option and not pursuant to any contractual or other obligation to register such shares. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them but make no representation that any of the Shares will be offered for sale. The selling stockholders also may sell, donate, distribute, pledge, assign or otherwise transfer (i) shares of Common Stock registered hereunder, (ii) shares of Common Stock acquired through the exercise of the Renesas Warrant or the Pre-Funded Warrants (the “Warrant Shares”) or the conversion of the 2L Non-Renesas Convertible Notes, the Renesas 2L Convertible Notes or the 1.5L Convertible Notes (the “Note Shares”) or (iii) the Renesas Warrant, the Pre-Funded Warrants, the 2L Non-Renesas Convertible Notes, the Renesas 2L Convertible Notes or the 1.5L Convertible Notes, in which case, the term “selling stockholders” includes such transferees, donees, pledgees, assignees or other successors in interest for purposes of this prospectus with respect to such shares of Common Stock (including (x) any shares of Common Stock registered hereunder, Warrant Shares or Note Shares received from such selling stockholder, (y) any Warrant Shares acquired through the exercise of any Renesas Warrant or Pre-Funded Warrants received from such selling stockholder and (z) any Note Shares acquired through the conversion of any 2L Non-Renesas Convertible Notes, Renesas 2L Convertible Notes or 1.5L Convertible Notes received from such selling stockholder.

The information provided below with respect to each selling stockholder has been furnished to us by or on behalf of such selling stockholder and is current as of September 15, 2026. We have not sought to verify such information.

Except as described below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except in connection with (i) the Company’s filing on June 30, 2025 of voluntary petitions commencing cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division to implement the Plan, from which the Company emerged on September 29, 2025 (the “Plan Effective Date”), (ii) the Restructuring Support Agreement, dated June 22, 2025, by and between certain selling stockholders that hold our 2L Non-Renesas Convertible

Notes, Renesas and the Company, (iii) the September 2025 Registration Rights Agreement, (iv) the Investor Rights and Disposition Agreement, dated September 29, 2025 (the “Investor Rights Agreement”), by and between Renesas and the Company, and (v) the Backstop Commitment Agreement, dated June 22, 2025, by and between certain selling stockholders that hold our 2L Non-Renesas Convertible Notes and the Company.

2L Non-Renesas Convertible Notes, Renesas 2L Convertible Notes and New 2L Takeback Notes

In accordance with the Plan, on the Plan Effective Date, holders of the Company’s previously existing 1.75% Convertible Senior Notes due 2026 (the “2026 Notes”), 0.25% Convertible Senior Notes due 2028 (the “2028 Notes”), and 1.875% Convertible Senior Notes due 2029 (collectively, with the 2026 Notes and the 2028 Notes, the “Convertible Notes”), which include certain of the selling stockholders, received their pro rata share of (i) rights to participate in the rights offering of the 2L Non-Renesas Convertible Notes in an aggregate principal amount of approximately $180.675 million, which was fully backstopped by certain holders of the Company’s previously existing Convertible Notes (who also purchased the remaining reserved $120.45 million 2L Non-Renesas Convertible Notes issued in the rights offering, and for which such backstop parties received a premium reflected by the issuance of additional 2L Non-Renesas Convertible Notes in an aggregate principal amount of $30.25 million), (ii) new 7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 in an aggregate principal amount of approximately $296.4 million (the “New 2L Non-Convertible Notes”) and (iii) 24,533,760 shares of Common Stock.

In addition, in accordance with the Plan, on the Plan Effective Date, Renesas received approximately $203.6 million aggregate principal amount of the Renesas 2L Convertible Notes (together with the 2L Non-Renesas Convertible Notes and the New 2L Non-Convertible Notes, the “2L Notes”).

The 2L Non-Renesas Convertible Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, by and among the Company, Wolfspeed Texas LLC (the “Subsidiary Guarantor”) and U.S. Bank Trust Company, National Association, as the trustee and collateral agent (the “2L Non-Renesas Convertible Notes Indenture”). The Renesas 2L Convertible Notes were issued pursuant to an Indenture, dated as of the Plan Effective Date, by and among the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association (the “Renesas 2L Convertible Notes Indenture”). The New 2L Non-Convertible Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, by and among the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “New 2L Non-Convertible Notes Indenture,” and together with the 2L Non-Renesas Convertible Notes Indenture and the Renesas 2L Convertible Notes Indenture, the “2L Indentures”). The 2L Notes were issued by the Company and are guaranteed by the Subsidiary Guarantor and all other subsidiaries of the Company, subject to certain exceptions specified in the 2L Indentures. The 2L Notes are secured on a second-lien basis by all assets of the Company and the subsidiary guarantors that secure the Company’s senior secured notes due 2030 (the “Senior Notes”) and the 1.5L Convertible Notes.

The 2L Notes bear interest, payable semi-annually in arrears on June 15 and December 15 of each year to the holders of record as of June 1 and December 1 of each year. Interest on the Renesas 2L Convertible Notes and the 2L Non-Renesas Convertible Notes is required to be paid in cash; interest on the New 2L Non-Convertible Notes is permitted to be paid either in cash or in kind (at the Company’s election), at an interest rate of 7.00% or 12.00%, respectively. The 2L Notes mature, in each case, on June 15, 2031.

Each of the Renesas 2L Convertible Notes and 2L Non-Renesas Convertible Notes (collectively, the “2L Convertible Notes”) is convertible into shares of Common Stock in accordance with, and subject to the conditions in, the Renesas 2L Convertible Notes Indenture and the 2L Non-Renesas Convertible Notes Indenture, respectively. The Renesas 2L Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding September 29, 2027 (the “Conversion Expiration Date”) and the 2L Non-Renesas Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding the maturity date, in each case, subject to certain limitations and exceptions. The 2L Convertible Notes are convertible into cash, Common Stock or a combination thereof, at the Company’s election. The 2L Convertible Notes will be entitled to customary anti-dilutive measures (including adjustments to the 2L Convertible Notes’ conversion rates), as described in each of the indentures governing the 2L Convertible Notes.

Each of the New 2L Non-Convertible Notes and the Renesas 2L Convertible Notes are not permitted to be redeemed prior to September 29, 2027; the 2L Non-Renesas Convertible Notes are not permitted to be redeemed prior to the date that is three (3) years following the Plan Effective Date. In the event of an optional redemption by the Company, holders will be entitled to a cash redemption price equal to 100% of the principal amount of such note redeemed, plus accrued and unpaid interest (any such redemption, an “Optional Redemption”).

The Company is required to offer to repurchase the 2L Notes upon a change of control and, in the case of (i) the 2L Convertible Notes, at a cash repurchase price equal to 100% of the principal amount of such note repurchased, plus accrued and unpaid interest and (ii) the 2L Non-Convertible Notes, at a cash repurchase price equal to 101% of the principal amount of such note repurchased, plus accrued and unpaid interest. Following the Conversion Expiration Date and upon the occurrence of a change of control, the Renesas 2L Convertible Notes will be entitled to a cash repurchase price consistent with that of the New 2L Non-Convertible Notes. Holders of the 2L Convertible Notes will be entitled to adjustments to the respective conversion rates with table make-whole in the event of a change of control or an Optional Redemption. Notwithstanding the foregoing (but subject to certain limitations described in the indentures governing the 2L Convertible Notes), holders of the 2L Convertible Notes are permitted to convert their notes (i) in lieu of redemption in the event of an Optional Redemption by the Company or (ii) upon the occurrence of a change of control. The Company is also required, subject to the terms of the Senior Notes and pursuant to the terms and conditions set forth in the indentures governing the 2L Notes, to make an offer to purchase the 2L Notes, on a pro rata basis, upon the occurrence of certain non-ordinary course asset sales and casualty events (subject to certain reinvestment rights described in the 2L Indentures).

The 2L Indentures contain certain customary affirmative covenants, negative covenants and events of default.

The obligations of the Company under the 2L Indentures are guaranteed by the Subsidiary Guarantor and will be guaranteed by the Company’s material subsidiaries, if any, subject to certain exceptions, and are secured on a second-priority basis by liens on substantially all of the existing and future property and assets of the Company and the guarantors (subject to certain exceptions) that secure the Senior Notes.

The 2L Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Investor Rights Agreement

In accordance with the Plan, on the Plan Effective Date, we entered into the Investor Rights Agreement with Renesas. The Investor Rights Agreement provides certain investment-related rights, including, among other terms, that Renesas has the right to select one member of the board of directors of the Company subject to Renesas holding in excess of 10% in the aggregate of Common Stock. The Investor Rights Agreement also provides that, through January 1, 2027, (i) Renesas shall not exercise voting rights attached to Common Stock beneficially owned by Renesas representing more than 9.9% of the Aggregate Company Voting Power (as defined therein) (the “Voting Rights Limitation”) and (ii) any conversion or exercise of Securities (as defined therein) into Common Stock by Renesas shall be null and void and treated as if never made to the extent that, after giving effect to such conversion or exercise, Renesas would beneficially own Common Stock representing more than 39.9% of the Aggregate Company Voting Power immediately after giving effect to such conversion or exercise (the “Beneficial Ownership Limitation” and, together with the Voting Rights Limitation, the “Limitations”). Such Limitations will be automatically renewed for subsequent one-year periods subject to the terms of the Investor Rights Agreement. Notwithstanding the foregoing, Renesas may terminate the Limitations at any time and without regard to any limitation periods set forth in the Investor Rights Agreement if the Company has submitted to its stockholders’ meeting a proposal of (i) any transaction that would lead to a change of control of the Company, (ii) the issuance of any Common Stock (or instruments convertible or exercisable into Common Stock), (iii) any amendment to the Company’s certificate of incorporation or bylaws that would adversely affect any rights of Renesas and (iv) any other matters that could adversely affect any rights of Renesas. Effective February 2, 2026, the selling stockholder designated Aris Bolisay as a member of our board of directors pursuant to the Investor Rights Agreement. On August 20, 2026, Renesas informed the Company that Mr. Bolisay would be resigning from the Board effective September 27, 2026. Pursuant to its agreement with the Company, Renesas will be appointing a Board observer effective September 27, 2026, and retains its rights to re-designate a member of the Board in the future in accordance with such agreement. Mr. Bolisay is not leaving the Board due to a disagreement with the Company.

September 2025 Registration Rights Agreement

In accordance with the Plan, on the Plan Effective Date, the Company entered into the September 2025 Registration Rights Agreement with Renesas and certain holders of the New 2L Convertible Notes (the “September 2025 RRA Counterparties”).

The September 2025 Registration Rights Agreement grants the September 2025 RRA Counterparties certain registration rights in respect of certain “Registrable Securities” (as defined in the September 2025 Registration Rights Agreement) held by them. Pursuant to the September 2025 Registration Rights Agreement, the Company must file a shelf registration statement on Form S-1 or, if available, a registration statement on Form S-3 (a “Shelf Registration Statement”) to register the Registrable Securities held by the September 2025 RRA Counterparties. In addition, a September 2025 RRA Counterparty holding Registrable Securities registered on an effective Shelf Registration Statement may require the Company to effect an underwritten offering of such September 2025 RRA Counterparty’s Registrable Securities and file any necessary prospectus supplement or post-effective amendment to the Company’s Shelf Registration Statement as soon as practicable and, in any event, within fifteen business days (in the case of a Shelf Registration Statement on Form S-1) or ten business days (in the case of a Shelf Registration Statement on Form S-3). The September 2025 RRA Counterparties may also sell Registrable Securities registered under the Shelf Registration Statements in non-underwritten offerings. The Company is required to maintain the effectiveness of any Shelf Registration Statement until the Registrable Securities covered by such Shelf Registration Statement are no longer Registrable Securities. Additionally, the September 2025 RRA Counterparties have customary piggyback registration rights, subject to the limitations set forth in the September 2025 Registration Rights Agreement.

The foregoing registration rights are subject to certain conditions and limitations, including customary blackout periods, market conditions, the Company’s right to delay or withdraw a registration statement under certain circumstances and, if an underwritten offering is contemplated, the number of such underwritten offerings to be initiated during a year and the right of underwriters to limit the number of shares to be included in a registration statement.

The Company will generally pay all registration expenses in connection with its obligations under the September 2025 Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The September 2025 Registration Rights Agreement provides for customary indemnification and contribution provisions. The September 2025 Registration Rights Agreement will terminate, with respect to each September 2025 RRA Counterparty, at such time as such September 2025 RRA Counterparty no longer owns any Registrable Securities, and in full and be of no further effect, at such time as there are no Registrable Securities held by any September 2025 RRA Counterparties.

CRD Agreement

In July 2023, the Company entered into the Unsecured Customer Refundable Deposit Agreement, as amended in October 2024 (the “CRD Agreement”), with Renesas, pursuant to which Renesas agreed to provide us with up to $2.0 billion in unsecured deposits, subject to certain conditions. As of the date of the filing of the Chapter 11 Cases, the deposits under the CRD Agreement totaled term loans in an aggregate amount of $2.1 billion (including accrued and unpaid interest). As a result of the filing of the Chapter 11 Cases, the principal and interest due under the CRD Agreement became immediately due and payable. However, any efforts to enforce such payment obligations were automatically stayed as a result of the filing of the Chapter 11 Cases. On the Plan Effective Date, the obligations and deposits outstanding under the CRD Agreement were discharged and terminated. Renesas received on account of their claims: (a) a principal amount of approximately $203.6 million of Renesas 2L Convertible Notes, (b) the Renesas Warrant to purchase an aggregate of 4,943,555 shares of Common Stock, at an exercise price of $23.95 per share, and (c) 16,852,372 shares of Common Stock, issuance of which was subject to certain regulatory approvals described in the Plan. All regulatory approvals required under the Plan were received in January 2026.

In addition, the Company and Renesas have entered into ordinary course agreements over the past three years.

Renesas Warrant Issuance

In accordance with the Plan, on the Plan Effective Date, the Company issued the Renesas Warrant to Renesas to purchase an aggregate of 4,943,555 shares of Common Stock at an exercise price of $23.95 per share. The Renesas Warrant is exercisable within three years from the Plan Effective Date. The Renesas Warrant also includes “Black Scholes” protection for two years following the Plan Effective Date.

Share Issuance

Pursuant to the Plan, on January 29, 2026, upon receipt of all required regulatory approvals as provided by the Plan, the Company issued 16,852,372 shares of Common Stock to Renesas.

Securities Purchase Agreement

On March 19, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Slate Path Counterparties. On March 26, 2026, pursuant to the Purchase Agreement, the Company issued to the Slate Path Counterparties: (i) an aggregate of 3,250,030 shares of Common Stock and (ii) the Pre-Funded Warrants to purchase up to an aggregate of 2,000,000 shares of Common Stock.

Pre-Funded Warrants

The Pre-Funded Warrants are exercisable for an aggregate of 2,000,000 shares of Common Stock at an exercise price of $0.01 per share.

The Pre-Funded Warrants are exercisable at any time until each is fully exercised, and will not expire until each is fully exercised, subject to the PFW Blocker Limitation (defined below). The number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock, as well as upon certain distributions of assets, including cash, stock or other property, to the Company’s stockholders. The Pre-Funded Warrants include a beneficial ownership blocker that provides that the holder may not exercise (nor may the Company allow the exercise of) such Pre-Funded Warrant if, upon giving effect to such exercise, such exercise would cause the aggregate number of shares of Common Stock beneficially owned by the holder (together with affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated for the purposes of Section 13(d) of the Exchange Act) to exceed 9.99% of the total number of the then issued and outstanding shares of Common Stock as determined in accordance with the terms of each Pre-Funded Warrant (the “PFW Blocker Limitation”); provided that the Pre-Funded Warrant holder may decrease (and later increase) such percentage to a percentage not in excess of 9.99% effective on or after the 61st day after notice of such increase or decrease is delivered to the Company.

March 2026 Registration Rights Agreement

On March 26, 2026, the Company entered into the March 2026 Registration Rights Agreement with the Slate Path Counterparties.

The March 2026 Registration Rights Agreement grants the Slate Path Counterparties certain registration rights in respect of certain “Registrable Securities” (as defined in the March 2026 Registration Rights Agreement and referred to herein as the “Slate Registrable Securities”) held by them. Pursuant to the March 2026 Registration Rights Agreement, the Company must file a Shelf Registration Statement to register the Slate Registrable Securities held by the Slate Path Counterparties. The Company is required to maintain the effectiveness of any Shelf Registration Statement until the Slate Registrable Securities covered by such Shelf Registration Statement are no longer Slate Registrable Securities. Additionally, the Slate Path Counterparties have customary piggyback registration rights, subject to the limitations set forth in the March 2026 Registration Rights Agreement.

The foregoing registration rights are subject to certain conditions and limitations.

The Company will generally pay all registration expenses in connection with its obligations under the March 2026 Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The March 2026 Registration Rights Agreement provides for customary indemnification and contribution provisions. The March 2026 Registration Rights Agreement will terminate, with respect to each Slate Path Counterparty, at such time as such Slate Path Counterparty no longer owns any Slate Registrable Securities, and be of no further effect, at such time as there are no Slate Registrable Securities held by any Slate Path Counterparties.

Notes Subscription Agreements

On March 19, 2026, the Company entered into separate, privately negotiated subscription agreements (collectively, the “Note Subscription Agreements”) with the Subsidiary Guarantor, and the investor parties thereto, pursuant to which the Company agreed to sell and issue $379,000,000 aggregate principal amount of the 1.5L Convertible Notes in a private placement to such investors.

1.5L Indenture and 1.5L Convertible Notes

On March 26, 2026, the Company issued $379,000,000 aggregate principal amount of the 1.5L Convertible Notes. The 1.5L Convertible Notes were issued pursuant to, and are governed by, an indenture (the “1.5L Indenture”), dated as of March 26, 2026, among the Company, the Subsidiary Guarantor, and U.S. Bank Trust Company, National Association, as trustee and collateral agent. Initially, a maximum of 22,586,391 shares of Common Stock may be issued upon conversion of the 1.5L Convertible Notes, based on the initial maximum conversion rate of 59.5947 shares per $1,000 principal amount of the 1.5L Convertible Notes, which is subject to customary anti-dilution adjustment provisions. The shares of Common Stock underlying the 1.5L Convertible Notes registered for resale by this prospectus may include shares underlying the 1.5L Convertible Notes that were purchased by the selling stockholders in the secondary market, rather than directly from the Company pursuant to the Note Subscription Agreements.

The table below sets forth:

•	the names of the selling stockholders;

•	the number of shares of Common Stock beneficially owned by the selling stockholders prior to the sale of the Shares covered by this prospectus;

•

the number of shares of Common Stock beneficially owned by the selling stockholders following the sale of the Shares covered by this prospectus, based on the assumption that all Shares will be sold in the offering; and

•

the ownership of each selling stockholder as a percentage of the outstanding Common Stock of the Company after this offering, based on the assumption that only such selling stockholder will have fully exercised the Renesas Warrants and the Pre-Funded Warrants whose underlying shares are being registered hereby or will have converted the 2L Non-Renesas Convertible Notes, the Renesas 2L Convertible Notes and the 1.5L Convertible Notes whose underlying shares are being registered hereby (as applicable) and all resulting registered Shares therefrom, together with any outstanding Shares registered for resale hereby, will be sold in the offering.

Information about certain selling stockholders, where applicable, including their identities, the amount of shares of Common Stock owned by each selling stockholder prior to the offering, the number of shares of our Common Stock to be offered by each selling stockholder and the amount of Common Stock to be owned by each selling stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference, in a free writing prospectus, or in another document we file with the SEC. The applicable prospectus supplement will also disclose whether such selling stockholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement. Such selling stockholders may not sell any shares of our Common Stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our Common Stock pursuant to any available exemption from the registration requirements of the Securities Act.

The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling stockholders is based on 52,995,396 shares of Common Stock outstanding as of August 13, 2026.

Broker-Dealers

Except as otherwise indicated below, based on the information provided to us by the selling stockholders, and to the best of our knowledge, the selling stockholders are not a registered broker-dealer or affiliates of a registered broker-dealer.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering
			Number	Percent
Entities advised by Capital Research Global Investors and Capital World Investors, divisions of Capital Research and Management Company(1)	1,966,949	1,462,875	504,074	*
CSS, LLC(2)	2,919,675	1,683,772	1,235,903	2.3%
Harvey Capital Master Fund, L.P.(3)	2,234,803	2,234,803	—	—
Entities affiliated with HBK(4)	226,957	226,957	—	—
Entities affiliated with Lazard Asset Management LLC(5)	1,539	1,539	—	—
Entities affiliated with LMR Partners(6)	4,784,384	4,477,084	307,300	*
Entities affiliated with Sculptor Capital Management(7)	2,650,979	2,519,401	131,578	*
Silverback Asset Management, LLC(8)	340,584	340,584	—	—
Entities affiliated with SPC(9)	5,299,598	5,250,030	1,995,926	3.8%
Entities affiliated with T. Rowe Price(10)	5,518,047	3,004,396	2,775,590	4.7%
Entities affiliated with Whitebox Advisors(11)	4,986,905	4,055,274	931,631	1.7%
Renesas Electronics America Inc.(12)	23,995,119	32,892,174	—	—

*	Less than one percent of outstanding shares of Common Stock.
(1)

Consists of (i) 2L Convertible Notes convertible into 119,846 shares of common stock held by The New Economy Fund (“NEF”); (ii) 2L Convertible Notes convertible into 678,858 shares of common stock and 1.5L Convertible Notes convertible into 1,113,230 shares of common stock held by SMALLCAP World Fund, Inc. (“SCWF”); (iii) 2L Convertible Notes convertible into 18,965 shares of common stock and 1.5L Convertible Notes convertible into 30,492 shares of common stock held by American Funds Insurance Series – SMALLCAP World Fund (“VISCWF”); (iv) 2L Convertible Notes convertible into 2,779 shares of common stock held by Capital Group New Economy Fund (LUX) (“NEF Lux” and, together with NEF, SCWF and VISCWF, the “CRMC Stockholders”); and (v) 2L Convertible Notes convertible into 2,779 shares of common stock held by Capital Group New Economy Trust (US) ( “TNEF”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for TNEF, and CRMC has been retained by CB&T as investment adviser to CB&T. Paul Benjamin, Mathews Cherian, Tomoko Fortune, Peter Gusev, Lara Pellini and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by NEF, NEF Lux and TNEF. Julian N. Abdey, Peter Eliot, Brady L. Enright, Brittain Ezzes, Bradford F. Freer, Peter Gusev, Leo Hee, M. Taylor Hinshaw, Roz Hongsaranagon, Shlok Melwani, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Piyada Phanaphat, Andraz Razen, Arun Swaminathan and Thatcher Thompson, as portfolio managers, have voting and investment powers over the shares held by SCWF and VISCWF. Each of CRMC, CB&T, Capital Research Global Investors, Capital World Investors and the portfolio managers named above disclaim beneficial ownership of the shares of common stock owned by the CRMC Stockholders and TNEF. The address for each of the CRMC Stockholders and TNEF is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders and TNEF acquired the securities being registered hereby in the ordinary course of its business.
(2)

Consists of (i) 1,105,631 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes and (ii) 1,814,044 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes. CSS, LLC is managed by Brian Bentley, Glenn McMillan and Clayton Struve. Each of Mr. Bentley, Mr. McMillan and Mr. Struve may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them, except to the extent each has a pecuniary interest therein. The address of CSS, LLC, Mr. Bentley, Mr. McMillan and Mr. Struve is 1 North Wacker Dr., Suite 3075, Chicago, IL 60606.

(3)

Consists of 2,234,803 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by HCMF. HCP is the investment manager of HCMF. Paul Goldschmid is the portfolio manager of HCP. Each of HCMF, HCP and Mr. Goldschmid disclaims beneficial ownership of such securities because the Company may elect to settle the 1.5L Convertible Notes in cash or securities upon conversion. The address for HCMF, HCP and Mr. Goldschmid is 888 7th Ave, 27th Floor, New York, NY 10106.

(4)

Consists of (i) 42,710 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by HBK Opportunities Platform L.P.—Convertible Arbitrage Series (“HBK OP”) and (ii) 119,686 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by HBK Master Fund L.P. (“HBK MF”). HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the Company’s securities pursuant to an Investment Management Agreement between HBK Investments L.P. and each of HBK OP and HBK MF. HBK Investments L.P. has delegated discretion to vote and dispose of the Company’s securities to HBK Services LLC. The following individuals may be deemed to have control over HBK Services LLC: Jamiel A. Akhtar, Matthew A. Leffers and Matthew F. Luth. Each of HBK Services LLC and the individuals listed above disclaim beneficial ownership of any of the securities reported. The address for HBK MF and HBK OP is c/o HBK Services LLC, 2300 North Field Street, Suite 2200, Dallas, Texas 75201. Also consists of 64,561 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Almea 2 Segregated Portfolio Company, on behalf of and for the account of its segregated portfolio, Almea 2 SPC Segregated Portfolio D (“Almea”). HBK Services LLC has shared voting and dispositive power over the Company’s securities pursuant to an Investment Management Agreement between HBK Services LLC and Almea. The following individuals may be deemed to have control over HBK Services LLC: Jamiel A. Akhtar, Matthew A. Leffers and Matthew F. Luth. Each of HBK Services LLC and the individuals listed above disclaim beneficial ownership of any of the securities reported. The address for Almea is c/o Bridgestream Limited, One Nexus Way, 3rd Floor, PO Box 31243, Camana Bay, CYM, KY11205.

(5)

Consists of 1,539 shares of Common Stock issuable upon conversion of the 1.5L Convertible Notes held by Lazard US Convertibles Portfolio, a series of Lazard Funds, Inc. (“Lazard US Convertible”). Lazard Asset Management LLC (“LAM”) is the investment adviser to Lazard US Convertibles Portfolio, and Arnaud Brillois, Andrew Raab and Emmanuel Naar are each portfolio managers of LAM. Each of LAM, Mr. Brillois, Mr. Raab and Mr. Naar disclaim beneficial ownership over such securities. The address for Lazard US Convertible, LAM, Mr. Brillois, Mr. Raab and Mr. Naar is 30 Rockefeller Plaza, New York, NY 10112.

(6)

Consists of (i) 1,489,869 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by LMR Multi-Strategy Fund, (ii) 902,364 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by LMR Multi-Strategy Fund, (iii) 1,489,869 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by LMR CCSA and (iv) 902,282 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by LMR CCSA. Investment discretion of the LMR Funds, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities. The address for LMR is 412 West 15th Street, Floor 9, New York, NY 10011-7055.

(7)

Consists of (i) 8,952 shares of Common Stock, (ii) 2,110,647 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes, and (iii) 531,380 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by NRMD. NRMD is wholly owned by SCMD. Sculptor is the investment manager of SCMD. SCHC is the general partner of Sculptor. SCU is the sole shareholder of SCHC. RITM is the sole shareholder of SCU and is publicly traded on the New York Stock Exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM may be deemed to be beneficial owners of NRMD. The business address of NRMD, Sculptor, SCHC and SCU is 9 West 57th Street, New York, NY 10019. The business address of RITM is 779 Broadway, New York, NY 10003.

(8)	Consists of 340,584 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes. The address of this entity is 555 S. Mangum Street, Suite 910, Durham, NC 27701.
(9)

Consists of (i) 5,245,956 shares of Common Stock and (ii) 53,642 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants after giving effect to the PFW Blocker Limitation. The reported amount does not include 1,946,358 shares of Common Stock that would be issuable upon exercise of the Pre-Funded Warrants if the stockholders were not subject to the PFW Blocker Limitation. The shares of Common Stock and the Pre-Funded Warrants are held by Slate Path Master Fund LP (the “Master Fund”) and SPB Master Fund LP (“SPB Master Fund”). Slate Path Capital LP (“SPC”) is the investment manager of the Master Fund and SPB Master Fund. David Greenspan is the managing partner of Jades GP, LLC (“Jades GP”), the general partner of SPC. Each of the Master Fund, the SPB Master Fund, Jades GP and Mr. Greenspan disclaims beneficial ownership over such securities. The address for the Master Fund, the SPB Master Fund, SPC, Jades GP and Mr. Greenspan is 717 Fifth Avenue, 16th Floor, New York, NY 10022.

(10)

Consists of (i) 2,775,590 shares of Common Stock held by certain funds and accounts of TRPA, (ii) 1,376,165 shares of Common Stock issuable upon conversion of the 1.5L Convertible Notes held by certain funds and accounts of TRPA after giving effect to the TRPA Beneficial Ownership Limitation (defined below) and (iii) 1,366,292 shares of Common Stock issuable upon conversion of the 2L Non-Renesas Convertible Notes held by certain funds and accounts of TRPA after giving effect to the TRPA Beneficial Ownership Limitations. The terms of the 1.5L Convertible Notes and the 2L Non-Renesas Convertible Notes restrict the conversion or exercise of the 1.5L Convertible Notes and the 2L Non-Renesas Convertible Notes, respectively, if, after giving effect to such conversion or exercise, TRPA would beneficially own shares of Common Stock representing more than 9.9% of the aggregate voting power of the outstanding equity securities of the Company (the “TRPA Beneficial Ownership Limitation”). The reported amount does not include an aggregate of 261,939 shares of Common Stock that would be issuable upon the conversion of the 1.5L Convertible Notes and the 2L Non-Renesas Convertible Notes if TRPA were not subject to the TRPA Beneficial Ownership Limitation. TRPA, as investment adviser, has dispositive and voting power with respect to the shares of Common Stock held by these funds and accounts. For purposes of the Exchange Act, TRPA may be deemed to be the beneficial owner of these aforementioned shares of Common Stock and shares of Common Stock issuable upon conversion of 1.5L Convertible Notes and/or the 2L Non-Renesas Convertible Notes; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 1307 Point Street, Baltimore, MD 21231.

(11)

Consists of (i) 1,448,847 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by WRVP, (ii) 1,064,966 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by WRVP, (iii) 1,106,426 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by WMSP, (iv) 1,197,075 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by WMSP, (v) 79,012 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Whitebox GT and (vi) 90,579 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by Whitebox GT. WBA is the investment manager of WRVP, WMSP and Whitebox GT (collectively, the “Whitebox Funds”) and may be deemed to have shared voting and dispositive power over the securities held by WRVP, WMSP and Whitebox GT. WBA is managed by a committee of members including Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, and Paul Roos, who may also be deemed to share such power. Each of WBA, Blue Owl GP Stakes II (A), LP, and the aforementioned individuals disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein. The business address of WBA and the Whitebox Funds is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.
(12)

Consists of the following shares of Common Stock beneficially owned by Renesas: (i) 16,852,372 shares of Common Stock and (ii) 7,142,747 shares of Common Stock currently issuable upon the conversion of the Renesas 2L Convertible Notes held by Renesas after giving effect to the 39.9% Beneficial Ownership Limitation pursuant to the Investor Rights Agreement. The reported amount does not include 3,953,500 shares of Common Stock that would be issuable upon conversion of the Renesas 2L Convertible Notes or 4,943,555 shares of Common Stock that would be issuable upon exercise of the Renesas Warrant, in each case, if Renesas were not subject to the Beneficial Ownership Limitation. Renesas Electronics Corporation, as the sole shareholder of Renesas, may be deemed to have beneficial ownership of the securities beneficially owned by Renesas. The principal business address of Renesas is 6024 Silver Creek Valley Road, San Jose, CA 95138.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued or issuable to the selling stockholders to permit the resale of such shares of Common Stock by the holder of such shares of Common Stock from time to time after the date of this prospectus. The selling stockholders may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but they will pay any and all selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The selling stockholders may sell some or all of the shares of Common Stock covered by this prospectus from time to time or may decide not to sell any of the shares of Common Stock covered by this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices, and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may dispose of their shares by one or more of, or a combination of, the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus and any applicable prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by the selling stockholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers, who may act as principals or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale, or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	in options transactions, whether such options are listed on an options exchange or otherwise;

•	short sales and settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders also may sell, donate, distribute, pledge, assign or otherwise transfer (i) shares of Common Stock registered hereunder, (ii) Warrant Shares or Note Shares or (iii) the Renesas Warrant, the Pre-Funded Warrants, the 2L Non-Renesas Convertible Notes, the Renesas 2L Convertible Notes or the 1.5L Convertible Notes, in which case the transferees, donees, pledgees, assignees or other successors in interest will be “selling stockholders” for purposes of this prospectus with respect to such shares of Common Stock (including (x) any shares of Common Stock registered hereunder, Warrant Shares or Note Shares received from such selling stockholder, (y) any Warrant Shares acquired through the exercise of any Renesas Warrant or Pre-Funded Warrants received from such selling stockholder and (z) any Note Shares acquired through the conversion of any 2L Non-Renesas Convertible Notes, Renesas 2L Convertible Notes or 1.5L Convertible Notes received from such selling stockholder). Each transferee, donee, pledgee, assignee or other successor in interest will be required to be identified as a selling stockholder in a prospectus supplement or other filing incorporated by reference into this prospectus, to the extent required by applicable law, prior to any resale of such securities pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or post-effective amendment. In addition, the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities in connection with the offering of the shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The selling stockholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, if required, this prospectus or an amendment or any applicable prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part. Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements as of June 28, 2026 and for the period from September 30, 2025 to June 28, 2026 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of June 28, 2026 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 28, 2026 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy and adoption of fresh-start accounting as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of June 29, 2025 and for the period from June 30, 2025 to September 29, 2025 and for the years ended June 29, 2025 and June 30, 2024 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 28, 2026 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy and adoption of fresh-start accounting as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended June 28, 2026, filed with the SEC on August 20, 2026;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June  28, 2026 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 11, 2026;

•	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on July 29, 2026, July 29, 2026, August 25, 2026 and September 16, 2026; and;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on September 26, 2025, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Wolfspeed, Inc.

Attention: Investor Relations

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-7895

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.wolfspeed.com. Information accessible on or through our website is not a part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and our common stock. Forms of any documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount to be Paid
SEC registration fee	$—
Printing expenses	15,000
Legal fees and expenses	200,000
Trustee fees and expenses	—
Transfer agent and registrar fees and expenses	—
Accounting fees and expenses	60,000
Miscellaneous expenses	—

Total	$275,000

*

In accordance with Rule 457(p) under the Securities Act, we are offsetting the SEC registration fee due under this registration statement by the amount of the unused SEC registration fees previously paid in connection with prior registration statements (see Exhibit 107.1 to this registration statement).

Item 15.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as it applies to directors, or (iv) for any transaction from which the director or officer derived an improper personal benefit, provided further, that no such provision shall eliminate or limit the liability of an officer in any action by or in the right of the corporation.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

The certificate of incorporation of the Company provides that no director or officer will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director or an officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The certificate of incorporation and the bylaws of the Company also provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.

Item 16.	Exhibits

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

2.1	Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and Its Debtor Affiliate	8-K	001-40863	2.2	9/10/2025

3.1	Certificate of Incorporation of Wolfspeed, Inc.	8-A	001-40863	3.1	9/26/2025

3.2	Bylaws of Wolfspeed, Inc.	8-A	001-40863	3.2	9/26/2025

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

4.1	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors party thereto from time to time and U.S. Bank Trust Company, National Association	8-K	001-40863	4.1	9/30/2025

4.2	Form of Senior Secured Note due 2030 (included as Exhibit A to Exhibit 4.1)	8-K	001-40863	4.2	9/30/2025

4.3	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors party thereto from time to time, and U.S. Bank Trust Company, National Association	8-K	001-40863	4.3	9/30/2025

4.4	Form of 7.0%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 (included as Exhibit A to Exhibit 4.3).	8-K	001-40863	4.4	9/30/2025

4.5	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors party thereto from time to time and U.S. Bank Trust Company, National Association	8-K	001-40863	4.5	9/30/2025

4.6	Form of 2.5% Convertible Second Lien Senior Secured Notes due 2031 (included as Exhibit A to Exhibit 4.5).	8-K	001-40863	4.6	9/30/2025

4.7	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors party thereto from time to time and U.S. Bank Trust Company, National Association	8-K	001-40863	4.7	9/30/2025

4.8	Form of 2.5% Convertible Second Lien Senior Secured Notes due 2031 (included as Exhibit A to Exhibit 4.7).	8-K	001-40863	4.8	9/30/2025

4.9	Indenture, dated as of March 26, 2026, by and among Wolfspeed, Inc., the Subsidiary Guarantor party thereto from time to time and U.S. Bank Trust Company, National Association	8-K	001-40863	4.1	3/26/2026

4.10	Form of 3.5% Convertible 1.5 Lien Senior Secured Notes due 2031 (included as Exhibit A to Exhibit 4.9)	8-K	001-40863	4.2	3/26/2026

4.11	First Supplemental Indenture, dated as of March 26, 2026, among Wolfspeed, Inc., the Subsidiary Guarantor party thereto and U.S. Bank Trust Company, National Association	8-K	001-40863	4.3	3/26/2026

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

4.12	First Supplemental Indenture, dated as of March 26, 2026, among Wolfspeed, Inc., the Subsidiary Guarantor party thereto and U.S. Bank Trust Company, National Association	8-K	001-40863	4.4	3/26/2026

4.13	First Supplemental Indenture, dated as of March 26, 2026, among Wolfspeed, Inc., the Subsidiary Guarantor party thereto and U.S. Bank Trust Company, National Association	8-K	001-40863	4.5	3/26/2026

4.14	First Supplemental Indenture, dated as of March 26, 2026, among Wolfspeed, Inc., the Subsidiary Guarantor party thereto and U.S. Bank Trust Company, National Association	8-K	001-40863	4.6	3/26/2026

4.15	Form of Pre-Funded Warrant	8-K	001-40863	4.1	3/19/2026

4.16	Warrant, dated September 29, 2025, by and between Wolfspeed, Inc. and Renesas Electronics America Inc.	8-K	001-40863	10.1	9/30/2025

4.17	Investor Rights and Disposition Agreement, dated September 29, 2025, by and between Wolfspeed, Inc. and Renesas Electronics America Inc.	8-K	001-40863	10.2	9/30/2025

4.18	Registration Rights Agreement, dated September 29, 2025, by and between Wolfspeed, Inc. and the holders party thereto	8-K	001-40863	10.3	9/30/2025

4.19	Restructuring Support Agreement, dated as of June 22, 2025, by and among Wolfspeed, Inc., Wolfspeed Texas LLC, the Consenting Noteholders and Renesas	8-K	001-40863	10.1	6/23/2025

4.20	Rights Offering Backstop Commitment Agreement, dated as of June 22, 2025, by and among Wolfspeed, Inc., Wolfspeed Texas LLC, and the Commitment Parties	8-K	001-40863	10.2	6/23/2025

4.21	Form of Securities Purchase Agreement, dated March 19, 2026, by and among Wolfspeed, Inc. and the Investors party thereto	8-K	001-40863	10.1	3/19/2026

4.22	Form of Registration Rights Agreement	8-K	001-40863	10.2	3/19/2026

4.23	Form of Note Subscription Agreement, dated March 19, 2026, by and among Wolfspeed, Inc., Wolfspeed Texas, LLC and the Investor parties thereto	8-K	001-40863	10.3	3/19/2026

5.1	Opinion of Latham & Watkins LLP					X

23.1	Consent of Independent Registered Public Accounting Firm for the financial statements as of June 28, 2026 and for the period from September 30, 2025 to June 28, 2026					X

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

23.2	Consent of Independent Registered Public Accounting Firm for the financial statements as of June 29, 2025 and for the period from June 30, 2025 to September 29, 2025 and for the years ended June 29, 2025 and June 30, 2024					X

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (included on the signature page to this Registration Statement)					X

107	Filing Fee Table					X

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on September 16, 2026.

WOLFSPEED, INC

By:	/s/ Robert Feurle
Name: Robert Feurle
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Robert Feurle and Gregor van Issum, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on September 16, 2026.

Signature	Title

/s/ Robert Feurle Robert Feurle	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Gregor van Issum Gregor van Issum	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Anthony M. Abate Anthony M. Abate	Chairman and Director

/s/ Michael Bokan Michael Bokan	Director

/s/ Aris Bolisay Aris Bolisay	Director

/s/ Hong Q. Hou Hong Q. Hou	Director

/s/ Mark Jensen Mark Jensen	Director

Signature	Title

/s/ Andreas W. Mattes Andreas W. Mattes	Director

/s/ Eric Musser Eric Musser	Director

/s/ Paul V. Walsh, Jr. Paul V. Walsh, Jr.	Director